Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

Press Release

For Immediate Release	For additional information, please contact
November 28, 2012	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Announces Special Cash Dividend of $0.18 per Share

MOUNT AIRY, NC – The Board of Directors of Surrey Bancorp (“the Company”, OTC Bulletin Board: SRYB) has declared a special cash dividend of 18 cents ($0.18) per share on the Company’s common stock. The cash dividend is payable on December 27, 2012, to shareholders of record as of December 7, 2012. Ted Ashby, President of Surrey Bancorp, stated the dividend was based on the Company’s current operating results, its strong financial condition and a commitment to delivering shareholder value.

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with LPL Financial, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found on line at www.surreybank.com.

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